Exhibit 99.2


      Comments for 2004 Year End & Fourth Quarter Earnings Conference Call
                            Friday, February 25, 2004
                                  10:30AM (EST)

Dial In #: 888-552-7850             International Dial In #: 706-645-9166
Conference ID #: 4885686
Replay #: 800-642-1687              International Replay #: 706-645-9291
Access Code: 1267798
Replay will last through March 4, 2005

Introduction (G. Laskaris)

 Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's Year-End 2004 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.


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Opening Comments  (R.B. Catell)

Thank you and good morning. I am pleased to report that KeySpan achieved strong results for 2004, which were higher than last year and ahead of consensus, as we continued to grow our core businesses while completing the divestiture of non-core assets. These results were driven by the solid performance of our gas and electric businesses, as we further strengthened the balance sheet, positioning ourselves well for future growth.

I would like to begin with our strong earnings results: We achieved an increase in consolidated earnings from continuing operations in 2004 to $443 million, as compared to $433 million for the same period last year. On an earnings per share basis, we had year-end results of $2.77 for 2004, as compared to $2.73 for 2003. These results exclude the impact of discontinued operations in the Energy Services segment and special items which Gerry will discuss in more detail.

KeySpan's year-end results were ahead of consensus, and are comprised of $2.41 per share coming from core gas and electric operations and $0.36 per share from exploration and production operations.

For the fourth quarter of 2004, we had consolidated earnings of $141 million, or $0.88 per share, as compared to $158 million, or $1.00 per share, for the same period in 2003, excluding the impact of discontinued operations and special items.


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2004 was a pivotal year for  KeySpan,  as we  delivered  on our  commitments  --
focusing on our strengths, building a stronger company, and setting the platform for future growth. During the fourth quarter, we successfully divested our non-core investments, specifically our remaining 23.5% interest in Houston Exploration and our remaining 17.4% interest in KeySpan Canada. We also announced early this year the pending sale of our interest in the Premier pipeline, a transaction that is expected to close early this year. These asset sales, in addition to the transactions earlier in 2004, have yielded significant value to shareholders, resulting in over $1 billion in proceeds to KeySpan, and over $200 million in after-tax gains. These proceeds were used to further improve KeySpan's financial position by enhancing its balance sheet and liquidity. We declared an increase in our dividend to $1.82 per share, built on the foundation of our solid financial position, along with the strength of our core businesses and enhanced risk profile.

In addition, consistent with our announcement at the end of the third quarter, we have exited the mechanical contracting business with the final sales of these companies in the beginning of this year. As a result, we incurred impairment charges and, in accordance with GAAP, have recorded this impact as discontinued operations as of December 31, 2004.

In terms of 2004 operating income results, we had solid performance in our gas distribution and electric services segments. The gas segment benefited from an increase in customer additions, as well as from a full year of the New England rate increase. The electric segment benefited from the installation of the new highly-efficient Ravenswood 250 MW expansion which went on-line in time for the summer of 2004.


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We  experienced  an  expected   decrease  in  operating  income  in  the  Energy
Investments segment due to the sales of our non-core E&P and Canadian investments.

The continued success of our gas marketing program added approximately 51,000 gas installations in 2004, which should result in approximately $55 million in new gross profit margin, despite higher gas prices and weather in 2004 that was warmer than the year before. In 2005, we have a marketing goal to add $47 million in new gross profit margin to our gas business, with a reduced level of capital and market expenses.

In terms of reliability and availability throughout the year, both our gas and electric operations performed exceptionally well for our customers. Our gas distribution business was well-equipped to handle throughput peaks during the heating season. On the electric side, there was a record winter peak electric load of almost 3,800 MW for Long Island generation this past December. And in New York City, our 250 MW expansion to the Ravenswood generating facility went into commercial operation in May, and operated through the summer with 100% availability and a remarkable summer capacity factor of over 97%. In fact, the capacity factor for this efficient unit for the entire period since May was an equally remarkable 90%.

Now I would like to review some other items:

- As you know, we have a number of long-term contracts with The Long Island Power Authority, running until 2008 and 2013. Several months ago LIPA announced that it is analyzing a number of options for its future, including its option to purchase KeySpan's Long Island generation and/or the privatization of its T&D system. LIPA has announced that they expect to make a decision by the end of the first quarter of 2005.


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     KeySpan's  experienced  workforce  operates the Long Island T&D system, and once again achieved the highest levels of reliability in New York State for overhead utilities. I am very proud of the role our employees play on Long Island, and KeySpan will continue to be a part of the LIPA decision-making process. We will provide updates as this develops.

On a number of other issues:

- We received a follow-up decision at the end of October on the Performance Based Rate Plan or PBR from the Massachusetts regulators in the New England service territory served by the former Boston Gas Company. This allowed for an additional base rate increase of $5 million and an increase of $8 million to recover pension and OPEB expenses.

- KeySpan continues to focus on reducing costs in our operating business segments. During a period of increasing costs, we have been able to keep 2004 core O&M expenses essentially flat with the year before, excluding pension and OPEBs. In 2005, we will continue to keep O&M expenses in line with 2004 by absorbing $50 to $100 million in cost increases.

- On the growth side, we have three major capital investment projects that we are working on to further diversify gas supply to our service territories - namely KeySpan LNG in Providence, and the Millennium and Islander East pipelines. We are continuing to move these projects forward through the regulatory process, and as you may have read this morning, we have filed a federal suit in Rhode Island to clarify jurisdictional issues regarding our LNG expansion project.


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-    And we are once again  reaffirming  our  commitment to our newly  increased dividend, which is now at an annual rate of $1.82 per share, up by four cents from last year, and currently yielding about 4.6%.

At this time, I will turn the discussion over to Bob Fani who will review our operations.


Operational Update - (R.J. Fani)

Thank you, Bob, and good morning.

Looking at the operational highlights for 2004, I would like to start with the gas distribution business which serves our New York City, Long Island and New England regions

o For the full year, our operating income was $580 million, which is approximately $5 million higher than last year. 4th Quarter operating income results were lower than last year primarily due to an increase in uncollectible accounts, resulting from higher gas prices.

o These results reflect customer growth and the positive impact from the Boston Gas rate proceeding, both of which helped offset the impact of weather for the year that was 6% warmer than 2003 in our New York markets and 3% warmer than last year in our New England markets.

o The results reflect our continued ability to stimulate new gas equipment additions and conversions of customers to natural gas in all of our territories.


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o    During the year,  we continued  our  aggressive  sales effort and completed
     approximately   51,000  gas   installations.   Even  in  a  high  gas  cost
     environment, these additions added approximately $55 million in new gross profit margin - comprised of $20 million in new gross profit margin in New York City, $15 million on Long Island, and another $20 million in our New England territory. All territories continue to produce new gas margin growth.

o In terms of revenues and expenses for the year, net revenues in the gas distribution segment increased by approximately $43 million or 3%, also reflecting continued customer additions and oil-to-gas conversions, as well as the Boston Gas Company rate increase granted in the fourth quarter of 2003, which increased revenues by $29 million. These higher revenues are net of the impact of conservation, attrition and the effect of elasticity on customer usage.

o Offsetting the increase in net revenues were higher operating costs of $23 million, primarily from higher O&M costs and higher depreciation levels, which are expected as we continue to grow and upgrade our gas system. We also experienced an increase of $13 million in the provision for uncollectible accounts as a result of increasing gas costs.

o It is also worth noting that we experienced extremely cold weather in January 2004 and again last month, and our systems in all our service territories performed extremely well. In New York last month we actually broke our record from last year with gas sendout that was almost four thousand dekatherms higher than in 2004.


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o    And in terms of gas supply,  through our  portfolio of pipeline  contracts, storage and LNG, we have more than adequate supply available for this winter and beyond. In fact currently our storage levels are approximately 50% ahead of plan for the winter season. Through this portfolio approach, we mitigate the increase in customer bills for the heating season. In New York and Long Island, we estimate bills to increase approximately 10% as compared to last year, assuming a normal heating season for the remainder of the winter. In New England, considering our recent rate increase, we are projecting that our customers will experience an increase of 5 to 10%.


Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

On an annual basis, I am pleased to report $290 million in operating income for the electric segment, which is up 7% over last year. We benefited primarily from the addition of the new 250 MW combined cycle plant at our Ravenswood facility as well as the financial hedges we had in place for the energy market this past summer. 4th quarter operating income results were lower than in the previous year primarily due to a one-time benefit that reduced employee pension-related charges in 2003.

o In terms of 2004 revenues and expenses, net revenues were up approximately $58 million from the same period last year, with $54 million of the increase attributable to our Ravenswood facility. This increase reflects higher capacity payments of $19 million and higher energy margins of $35 million.


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o    For the NYC capacity market in 2004, we realized average capacity  payments of $98 per kilowatt-year, for the entire 2,450MW Ravenswood facility, only a slight decrease from the previous year.


o The energy margins reflect a 32% increase in energy sales of 1.5 million megawatt-hours sold into the NYC market as well as a 9% increase in spark spreads - which is the selling price of energy less the cost of fuel. The increase in energy sales was primarily the result of the availability of the new unit, which, as Bob mentioned, ran at extraordinarily high capacity factors throughout the summer. For the year at Ravenswood, we achieved average peak spark spreads of approximately $26 per megawatthour compared to $22 per megawatt-hour in 2003. The higher spark spreads were attributable to the addition of our highly efficient combined cycle unit, as well as the impact from the financial hedges in place in the energy market which offset the effect of a 7% cooler than normal summer. This hedging strategy also demonstrated the effectiveness of KeySpan's risk mitigation program.


o Partially offsetting the increase in net revenues from Ravenswood were lower revenues from the LIPA contracts due to a lower level of off-system sales and emission credits, as well as higher operating expenses related to depreciation and operating taxes.


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And in terms of operational performance:

o We achieved outstanding performance for both our generating units and the operation of the LIPA T&D system. Our generating units had availability of 97% during the critical summer months. And we continue to operate LIPA's T&D system at the highest levels in New York State for overhead utilities, including the lowest level of interruptions, shortest time to restore customers and longest time between interruptions. We were number one in the state in each of these performance categories.


Moving now to Energy Services...

which provides energy related services and products to homes and businesses. As Bob reported earlier, we have completely exited the mechanical contracting business and that business has now been classified as discontinued operations, which Gerry will discuss in more detail. The remainder of the segment is primarily comprised of two engineering companies and Home Energy Services, which is our appliance service business. The continuing Energy Services segment reported a loss of $48 million for the year which is comprised of an operating loss of $34 million and a goodwill impairment charge of $14 million.




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Turning to Energy Investments...

This segment included the Company's gas exploration and production operations, primarily its former ownership of The Houston Exploration Company, and its former ownership of KeySpan Canada. This segment realized an anticipated decrease in operating income for the fourth quarter as well as for the year as compared to 2003, reflecting our lower ownership interest in both Houston Exploration and KeySpan Canada throughout the year. The remainder of this segment includes our investment in pipelines and other gas supply-related investments, and operating income from these remaining investments was essentially the same as last year.

At this point, I will turn it over to Gerry for a more detailed financial review of our results.


Financial Update (G. Luterman)

Thanks, Bob, and good morning.

2004 was a year of accomplishments as we enhanced our financial and risk profile, strengthening KeySpan's overall financial position.


The non-core asset transactions in 2004 enhanced KeySpan's liquidity position providing approximately $1 billion in cash proceeds. First, regarding Houston Exploration, with the benefit of rising oil and gas commodity prices and the resulting market cap increase at THX, KeySpan was able to sell its remaining 23.5% ownership interest at a competitive stock price in a bought deal in November, receiving cash proceeds of $369 million and recording an after-tax gain of $117 million in the fourth quarter.



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This sale was in addition to the transaction  completed in June, which generated
$449 million in proceeds and assets and a net after-tax gain of $106 million, consisting of a transaction gain of $150 million less a deferred tax provision of $44 million.

Second, in view of the share price of KeySpan Canada in December 2004 which was 39% higher than the initial price in 2003, KeySpan was able to successfully sell its remaining 17.4% ownership interest in KeySpan Canada on a "bought deal" basis in December for cash proceeds of $119 million, resulting in an after-tax gain of $25 million in the quarter. This sale followed an earlier partial sale in April, at which time the share price of KeySpan Canada was 26% higher than the initial price, yielding cash proceeds of $135 million and an after-tax gain of $10 million.

Third, KeySpan announced in January the pending sale of its ownership interest in the Premier Transmission pipeline in Northern Ireland, which resulted in a fourth quarter impairment charge of $19 million to reduce the carrying value of this investment. We expect the sale to close in the first half of 2005.

And lastly, KeySpan completed the sales of the mechanical contracting companies over the last two months, recording an after-tax impairment charge to the Energy Services segment in the fourth quarter of $62 million, reflecting the ultimate selling price of these investments. This is in addition to the after-tax impairment charge of $78 million taken on these companies in the third quarter of 2004. For reporting purposes, both impairment charges and the $11 million loss from operations during the year are considered discontinued operations in the reported financials for 2004 and the two years prior.


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All in all, these transactions resulted in the cash realization of approximately
$1 billion. The proceeds from these asset transactions helped strengthen KeySpan's balance sheet by reducing debt levels. KeySpan was able to undertake a
debt   redemption   program   during  2004  of  $760   million  in  bonds.   The
debt-to-total-capitalization ratio, as calculated under the credit facility, has been reduced by approximately 500 basis points, from 58% at the end of 2003 to 53% at year-end 2004. On a GAAP basis, the debt-to-total-capitalization ratio was 57% at year-end. Further reducing the debt-to-capitalization ratio in the first quarter of 2005 is the additional $500 million early debt redemption completed in January.

In addition, KeySpan was able to enhance its financial and risk profile during 2004, which has been recognized by the rating agency Standard & Poor's with an affirmation of our "A" credit rating and removal of a negative outlook. We now have over 95% of KeySpan's operating income coming from regulated, contractual or load pocket businesses.

With regard to our MEDS Equity Units, we intend to schedule the remarketing of the $460 million of bonds by the end of the first quarter, before the Units convert to equity in May of this year.


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KeySpan  declared the newly increased  quarterly common stock dividend of $0.455 per share, payable February 1, 2005, which is our 27th consecutive quarter of paying a dividend, building upon its long-standing commitment of dividend payments to its shareholders. The new annual dividend rate of $1.82 per share is
supported  by  the  Company's   strong  cash  flows  and  provides  a  yield  to
shareholders of approximately 4.5%.

I would like to mention that 2004 core earnings of $2.41 per share include $0.20 related to KeySpan Canada's normal operations, as well as currency gains and tax repatriation items. Excluding these items because of the complete disposition of this investment, core earnings for 2004 were $2.21 per share. With this adjustment, the midpoint of our 2005 guidance of $2.30 to $2.40 per share represents a solid 6% increase in earnings.

In conclusion, the accomplishments in 2004 position KeySpan for growth in 2005, with its strengthened financial position supporting our low risk gas and electric businesses.


I will now turn it back to Bob for some closing comments.





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Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update.

I am proud that we have delivered on our commitments in 2004 as we continue to execute on our strategy and provide earnings growth. The completion of our non-core asset divestitures and the strengthening of our financial position support the growth in our core gas and electric businesses. This growth provides the platform for increases in the dividend in the future.

And 2005 is off to a strong start as we are committed to providing total shareholder return of 9 to 10%, including our attractive dividend yield.

Thank you.








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